SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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CONSOLIDATED-TOMOKA LAND CO.

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The following press release was issued by Consolidated-Tomoka Land Co. (the “Company”) on March 15, 2017.

Press Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com

Phone:	(386)944-5643
Facsimile:	(386)274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES NEW $10 MILLION SHARE BUYBACK PROGRAM

DAYTONA BEACH, Fla. –March 15, 2017 – Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced that its Board of Directors (the “Board”) has approved a new $10 million share buyback program (the “New Buyback Program”). The New Buyback Program will be in addition to the capacity remaining in the Company’s existing $10 million buyback program initiated in early 2016 (the “2016 Buyback Program”). With approximately $1.5 million of remaining capacity in the 2016 Buyback Program, the Company’s current aggregate buyback capacity now totals approximately $11.5 million. The Company and its lenders amended its credit facility to facilitate the New Buyback Program.

The Company issued the following statement:

With the recent large land sale of approximately $27.2 million to Minto Communities, and consistent with our commitment to investing in our Company, we believe it is important to increase our share buyback capacity with a new $10 million program. As we have stated previously, the Company will continue to opportunistically repurchase stock. The increase in our share repurchase authorization further demonstrates the Board’s confidence in the Company’s current strategy and represents our commitment to creating value for our shareholders.

The New Buyback Program will be conducted via a 10b5-1 plan, which allows the Company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by Consolidated-Tomoka will have the authority under the terms and limitations specified in the New Buyback Program to repurchase shares on the Company’s behalf in accordance with the terms of the New Buyback Program, including specified price conditions. Because repurchases under the New Buyback Program are subject to certain pricing parameters, there is no guarantee as to the exact timing and number of shares that will be repurchased under the New Buyback Program, or that there will be any repurchases pursuant to the New Buyback Program. The New Buyback Program has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.8 million square feet of income properties, as well as approximately 8,200 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations for year end 2016 pertaining to the results for the quarter and year ended December 31, 2016, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The above press release was issued by Consolidated-Tomoka Land Co. (the “Company”) on March 15, 2017. SECURITY HOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. A copy of the Company’s definitive proxy statement and any other relevant documents, once they are available, can be obtained for free from the website of the Securities and Exchange Commission’s website at www.sec.gov, at the Company’s website at www.ctlc.com, or by sending a written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809. The Company’s definitive proxy statement will describe the Company’s nomination of its current directors (other than Jeffry Fuqua and A. Chester Skinner, III) for election to the Board at the 2017 Annual Meeting of Shareholders. The Company and its directors and executive officers will be participants in the solicitation of proxies from shareholders for the 2017 Annual Meeting. Information regarding the Company’s directors will be provided in the definitive proxy statement.